Exhibit 107

Calculation of Filing Fee Table

Form S-8

DENTSPLY SIRONA Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, reserved for issuance pursuant to the Registrant’s DENTSPLY SIRONA Inc. 2024 Omnibus Incentive Plan	457(c) and 457(h)	14,500,000	$28.02	$406,290,000	0.00014760	$59,968.40
Equity	Common Stock, $0.01 par value per share, reserved for issuance pursuant to the Registrant’s DENTSPLY SIRONA Inc. Amended and Restated Employee Stock Purchase Plan	457(c) and 457(h)	1,000,000	$28.02	$28,020,000	0.00014760	$4,135.75
Total Offering Amounts					$434,310,000		$64,104.16
Total Fee Offsets							N/A
Net Fee Due							$64,104.16

(1)Pursuant to Rule 416 under the Securities Act, the number of shares of common stock, par value $0.01 per share (“Common Stock”) of the Registrant, to be registered hereunder includes such indeterminate number of additional shares of Common Stock that may become issuable in accordance with any adjustment and anti-dilution provisions of the DENTSPLY SIRONA Inc. 2024 Omnibus Incentive Plan and the DENTSPLY SIRONA Inc. Amended and Restated Employee Stock Purchase Plan.
(2)Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, the offering price and registration fee are based on a price of $28.02 per share, which price is an average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on May 17, 2024.